                                                                   Exhibit 10.14
               CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED
                 BASED ON A REQUEST FOR CONFIDENTIAL TREATMENT

                  OMITTED PORTIONS HAVE BEEN SEPARATELY FILED
                  WITH THE SECURITIES AND EXCHANGE COMMISSION


                           MEMORANDUM OF UNDERSTANDING

                                      MADE

                                 APRIL 12, 2000

                                     BETWEEN

                              UCAR GRAPH-TECH INC.

                                       AND

                         MAZARIN MINING CORPORATION INC.

Memorandum of Understanding made April 12, 2000 between UCAR Graph-Tech Inc., a Delaware corporation ("GRAPH-TECH") and Mazarin Mining Corporation Inc., a Quebec corporation ("Mazarin").


RECITALS:

1. Mazarin owns a 100% interest, except for rights currently held by the Fonds d'exploration miniere du Nouveau-Quebec or its successors, in a graphite deposit located at Lac Knife, Quebec, Canada, as more particularly described in Appendix D (the "Deposit"). Mazarin also owns rights in various graphite exploration properties and permits located within 100 miles of the Deposit (the "Additional Permits", as listed and shown in Appendix D (the Deposit and Additional Permits collectively referred to as the "Ownership Interest")

2. GRAPH-TECH believes the graphite contained in the Deposit may be of use in its production of advanced graphite materials. GRAPH-TECH, directly or through a corporation affiliated with GRAPH-TECH, is willing to fund the expenses of a feasibility study (the "Study") on the Deposit. References herein to "GRAPH-TECH" shall mean GRAPH-TECH, or a GRAPH-TECH affiliate.

3. Upon completion of the Study, GRAPH-TECH shall be entitled to an ownership interest in the Vehicle (as defined in Section 1 below), as described in
      Section 3 below, and have a period of time, which may be extended by making option payments to Mazarin, to determine whether it wishes to develop, jointly with Mazarin, the Deposit for purposes of commercial production (a "Development Decision").

4. Conditional upon the Development Decision, GRAPH-TECH wishes to enter into a long-term agreement for the purchase of graphite produced from the Deposit including the terms described in Appendix C (the "Offtake Contract").

5. This Memorandum sets out the basic terms pursuant to which the parties will arrange for equity and debt financing of the development of the Deposit if a Development Decision is made.

6. GRAPH-TECH will acquire an equity interest in Mazarin (the "Equity Investment"), conditional upon execution of this Memorandum, on terms described in Appendix B.


NOW THIS MEMORANDUM WITNESSES AS FOLLOWS:

1. THE VEHICLE. Within 30 days of the closing of the Subscription Agreement, Mazarin shall establish a single-purpose corporation or other legal entity without debt or other obligations, as agreed by the parties (the "Vehicle"). Immediately upon creation of the Vehicle, Mazarin shall transfer the entire Ownership Interest to the Vehicle, in the most efficient manner for tax purposes.

            The Vehicle shall be operated on a sound commercial basis as a profit centre and shall be established in a form and in a jurisdiction agreeable to the parties having regard to the tax implications to GRAPH-TECH and Mazarin among other matters. GRAPH-TECH and Mazarin shall enter into a shareholders agreement or equivalent agreement (the "Shareholders Agreement") no later than upon the completion of Phase 1 of the Study. The Shareholders

Agreement shall contain terms consistent with this Memorandum and cover matters including board composition, approval of budgets and programs, management and human resources, the project and expansions, restrictions on transfers of interest, default and compulsory sale of interest, dispute resolution and matters requiring approval by special majorities, as some are more specifically described in Schedule "A". The parties shall commence good faith negotiations as to the content of the Shareholders Agreement upon the execution of this Memorandum and shall execute the Shareholders Agreement no later than upon completion of Phase One of the Study.

            The Vehicle shall comply with all laws applicable to the Vehicle and the business in which it operates, including but not limited to, applicable health, environment and safety laws and regulations. The Vehicle shall adopt a comprehensive health, safety and environmental compliance policy with conditions as least as restrictive as those contained in GRAPH-TECH's then current policy with the addition of those policies/procedures that would be necessary or appropriate for the proper operation of a graphite mining and processing facility.

2. STUDY. The Study shall be initiated and undertaken by GRAPH-TECH, at its sole expense, in order to determine if the graphite to be mined and processed from the Deposit is technically suitable for use in GRAPH-TECH's business and mining of the Deposit is economically viable using parameters acceptable to the Shareholders. GRAPH-TECH shall reimburse Mazarin for its reasonable expenses for work performed during the Study and requested by the Study Committee, as defined in Section 4. The Study shall consist of three phases as described below.

            Phase One, the pre-evaluation stage, will include the testing of an approximately three (3) tonne sample of graphite concentrate from the Deposit delivered to GRAPH-TECH's specifications for use in GRAPH-TECH's production. Mazarin shall make available to GRAPH-TECH, at the location and within the timetable set out in Appendix E, sufficient quantities of concentrate in order to allow GRAPH-TECH to produce a sample within the quantity and size specifications set out in Appendix E.

            Phase Two, the bulk sample stage, will include the production of a bulk sample of 100 to 200 tonnes of graphite concentrate to be produced and delivered, at GRAPH-TECH's sole cost and expense, to GRAPH-TECH's specifications for use in GRAPH-TECH's production. GRAPH-TECH may remove sufficient quantities of ore from the Deposit in order to allow GRAPH-TECH to produce concentrate within the quantity and size specifications set out in Appendix E. Mazarin shall assist GRAPH-TECH in obtaining all required authorizations in order to mine and remove sufficient ore to produce such concentrate and in the coordination of the removal of the ore. GRAPH-TECH shall produce, in addition to its requirements, an additional five (5) tonne sample of graphite concentrate, having the same specifications, for the benefit of the Vehicle.

            Phase Three, the feasibility stage, shall include, without limitation, the definition of ore reserves, the mining plan and equipment, environmental surveys, process facilities, power supply, site layout, capital and operating cost estimates, manpower and training requirements, services and infrastructure, legal and permitting requirements, site restoration and waste disposal, economic analysis, and project implementation and schedule for the development of the Deposit The feasibility study shall conform to industry standards and cover the scope of the activity described in this paragraph.

3. INITIAL INTEREST. Upon completion of the Study ("Study Completion"), and in consideration thereof, Mazarin shall transfer to GRAPH-TECH a 25% interest in the Vehicle (the "Initial Interest"). For purposes of this Memorandum, Study Completion shall be deemed to have occurred on the date which GRAPH-TECH delivers to the Study Committee (as hereinafter defined), a final report as contemplated in Phase Three of the Study.

                  GRAPH-TECH may elect to discontinue the Study at any time without any further obligation, by written notice to the Study Committee. If GRAPH-TECH elects to discontinue the Study, all work product related solely to the feasibility of the project shall be contributed to the Vehicle and all work product related to the use of the graphite flake in GRAPH-TECH's production shall remain GRAPH-TECH's property unless otherwise agreed in writing.

4. STUDY COMMITTEE. Upon execution of this Memorandum, the parties shall establish a five (5) member Study Committee (the "Study Committee"), to which GRAPH-TECH shall deliver the Study results. GRAPH-TECH shall appoint three members of the Study Committee and Mazarin shall appoint two members. Either party may replace or substitute its members on the Study Committee upon notice to the Study Committee. Decisions of the Study Committee shall be made by majority vote. The Study Committee shall agree on the specific terms and objectives for Phase Three of the Study. Should GRAPH-TECH make a Development Decision and elect to go forward with the development of the Deposit, the Study Committee shall become the Vehicle's management committee and board of directors. The management committee shall then appoint a Manager/President who will be responsible for the day-to-day operation of the Vehicle.

5. OPTION. After completion of the Study, GRAPH-TECH shall have until December 31, 2002 (the "Option Period") to determine if it wishes to make a Development Decision or wishes to extend the time in which it may make the Development Decision.

GRAPH-TECH may extend the Option Period for up to five (5) additional consecutive one-year periods (each an "Extension Period"). The Development Decision can be made at any time during the Option Period or through to and including December 31 of each of the following Extension Periods upon delivering payments ("Extension Payments") to Mazarin during the applicable Extension Period in the amounts indicated below:

         YEAR                        OPTION PAYMENT
         2003                        $  500,000.00
         2004                        $1,000,000.00
         2005                        $1,500,000.00
         2006                        $2,000,000.00
         2007                        $2,500,000.00

            A pro rata portion of each Extension Payment shall be paid monthly by the last day of each month throughout the applicable Extension Period. If, prior to a Development Decision being made during any Extension Period, GRAPH-TECH fails to make an Extension

Payment, Mazarin shall notify GRAPH-TECH in accordance with Section 16 hereof and GRAPH-TECH shall have a period of 30 days thereafter to make such payment, otherwise the dilution provisions in the Shareholders Agreement shall apply.

            GRAPH-TECH will give Mazarin a written notice of its intention to extend the period in which it may make the Development Decision at least 30 days prior to the beginning of the applicable Extension Period. In the event GRAPH-TECH elects not to make a Development Decision by December 31, 2002, or prior to the termination of any applicable Extension Period, Mazarin may require GRAPH-TECH to transfer its interest in the Vehicle to Mazarin for a sum of $1,000,000.00 or GRAPH-TECH's interest shall be diluted on a basis to be set out in the Shareholders Agreement.

6. DEVELOPMENT DECISION. Once the Development Decision is made and notice thereof delivered to Mazarin, the Study Committee shall use the approved feasibility study to delineate the initial project (the "Initial Project") for the complete development of the Deposit. Immediately upon GRAPH-TECH making a Development Decision, the Extension Payments to Mazarin shall cease and the Vehicle shall initiate reasonable efforts to begin mining operations within 24 months. Should the Vehicle be unable to begin operations within the 24 months for reasons other than (i) a force majeure event or by (ii) inaction or event caused or contributed to by Mazarin, which delay the beginning of mining operations, GRAPH-TECH shall recommence Extension Payments to Mazarin. The Extension Payments will recommence as if the Development Decision and the time period in between had not occurred. The Extension Payments shall cease permanently when the Vehicle is able to begin mining operations. For example if GRAPH-TECH makes a Development Decision on June 30,2003 and then 25 months later has through inaction, caused the Vehicle to fail to be able to begin mining operations, the Extension Payment that would have been due for July, 2003 shall then become due and payments would continue from that point as if no Development Decision had been made. The Extension Payments would end when the Vehicle is able to begin operations.

            Upon making the Development Decision, the Vehicle shall enter into the Offtake Contract with GRAPH-TECH. The Vehicle shall use reasonable efforts to obtain non-recourse debt financing for 60% to 75% of the capital requirements and start-up expenses for the Initial Project, in accordance with the development budget and timetable to be set out in the Study.

7. SUBSEQUENT INTEREST AND FUNDING. Should GRAPH-TECH make a Development Decision, GRAPH-TECH shall be entitled to and Mazarin shall hold in escrow for subsequent transfer to GRAPH-TECH an additional thirty-five percent (35%) interest (the "Subsequent Interest") in the Vehicle. The parties shall use a method of transfer having regard to the tax implications to GRAPH-TECH and Mazarin. Mazarin shall forthwith transfer an additional share of the Subsequent Interest to GRAPH-TECH in consideration for each of GRAPH-TECH'S Remaining Equity Financing (as defined below) contributions and in proportion to the amount of each such contribution relative to GRAPH-TECH's portion of the Remaining Equity Financing. For purposes of the transfer of the Subsequent Interest, GRAPH-TECH'S portion of the Remaining Equity Financing shall be that amount established in the feasibility study. Any cost overruns which require additional equity financing shall be split by the parties on a 60% GRAPH-TECH/ 40% Mazarin basis as set out below.

            The parties will be responsible for providing in the form of equity contributions, and in accordance with the development budget and timetable, the remainder of the financing (the "Remaining Equity Financing" or "REF") required for the capital requirements and other start-up expenses of the Initial Project, in excess of the Initial Project debt financing. Each party's responsibility for the Remaining Equity Financing shall be calculated pursuant to the following formula:

            GRAPH-TECH Equity Financing = ((PDEC + REF) X 60%)) - GTPDEC Mazarin Equity Financing = (PDEC + REF) X 40%)) - MZPDEC

            PDEC = GTPDEC + MZPDEC
            REF = Remaining Equity Financing
            GTPDEC = GRAPH-TECH Pre-Development Decision Equity Contribution (net of grants and subsidies actually received by GRAPH-TECH. Total GTPDEC to be capped at $3,000,000.00 and to exclude all costs for research and testing in GRAPH-TECH facilities not related to testing graphite from the Deposit)
            MZPDEC = Mazarin Pre-Development Decision Equity Contribution = $6,000,000.00


By way of example, based on current estimates of the required Remaining Equity Financing (presently estimated to be $24 million) the party's obligations and ownership interest in the Vehicle would be as follows:


                                 Remaining                       Final
                                 Equity          Total Equity    Ownership
Shareholder      PDEC            Financing (REF) Contributed     Interest
-----------      ----            --------------- ------------    ---------
Mazarin          $6 million      $7.2 million    $13.2 million   40%
GRAPH-TECH       $3 million      $16.8 million   $19.8 million   60%


8. TERMINATION OF PARTICIPATION IN THE VEHICLE. After the Development Decision is made, should GRAPH-TECH elect to withdraw from further participation in the Initial Project, fail to provide the GRAPH-TECH Equity Financing when due (as set out in the feasibility study and/or Shareholders Agreement) or otherwise materially breach the terms of this Memorandum and/or the agreements executed as a result of this Memorandum, and such defaults are not cured within 30 days of the receipt of written notice of termination from Mazarin, within 12 months of end of the cure period, GRAPH-TECH may seek to sell its interest in the Vehicle, subject to Mazarin's right of first refusal. The purchaser of GRAPH-TECH's interest shall then have an additional 30 days in which to cure any material defaults which may then exist. If GRAPH-TECH is unable to obtain a willing and able purchaser within the 12 month period, Mazarin may require GRAPH-TECH to transfer its interest in the Vehicle to Mazarin for a sum of $1,000,000.00 plus 60% of any Remaining Equity Financing GRAPH-TECH may have provided or GRAPH-TECH's interest shall be diluted based on the formula set out in Section 7.

           At any time, should Mazarin elect to withdraw from further participation in the Initial Project, fail to provide the Mazarin Remaining Equity Financing when due (as set out in the feasibility Study and/or Shareholders Agreement) or otherwise materially breach the terms of this Memorandum and/or the agreements executed as a result of this Memorandum, without cure within 30 days of the receipt of written notice of termination from GRAPH-TECH (the "Time of

Termination"), Mazarin will have the choice to have its interest in the Vehicle diluted as per the formula in article 7 or to have its interest in the Vehicle converted to a royalty payment on the basis set out below:

- The royalty payment will be based on the tonnage of all ore that will be processed after the Time of Termination and coming from the Initial Project, future expansion of the Initial Project and all graphite properties held by the Vehicle at the Time of Termination.


- If at the Time of Termination, Mazarin has contributed none of its required Remaining Equity Financing, its ownership interest in the Vehicle shall be immediately transferred to GRAPH-TECH and replaced with a royalty payment equal to $[TEXT DELETED] per tonne of graphite ore processed by the Vehicle (the "Pre-Contribution Payment").


- If at the Time of Termination, Mazarin has contributed 100% of its required Remaining Equity Financing and elects to withdraw from participation in the Initial Project, its ownership interest in the Vehicle shall be immediately transferred to GRAPH-TECH and replaced with a royalty payment equal to $[TEXT DELETED] per tonne of graphite ore processed by the Vehicle
    (the "Post-Contribution Payment").


- If at the Time of Termination, Mazarin has contributed a part but not all of its required Remaining Equity Financing, its ownership interest in the Vehicle shall be immediately transferred to GRAPH-TECH and replaced with a royalty payment equal to a rate per tonne of graphite ore processed by the Vehicle calculated as follows.

      Royalty Rate = % of Mazarin Equity Financing actually contributed, multiplied by (the difference between the Pre- and Post-Contribution Payment plus the Pre-Contribution Payment).

The rate of all royalty payments is based on the assumption that the processed ore shall contain [TEXT DELETED]. The percentage of graphite grade will be determined by assaying representative head samples to the concentrator. The royalty payment shall be adjusted proportionately for higher or lower grade and paid monthly. The royalties contemplated in this Section are premised on the accuracy of the 1991 Cambior feasibility study and the distribution of the graphite flake sizes and grade as defined in that study. Should the feasibility study to be completed in Phase Three of the Study demonstrate a graphite grade or flake size distribution materially different than the 1991 Cambior study, Graph-Tech shall have the right to renegotiate the terms of the royalty. For the purpose of this paragraph, a material change shall be defined as [TEXT DELETED] of a [TEXT DELETED] yielding less than [TEXT DELETED]% by weight of [TEXT DELETED].

      For each new graphite deposit and or major expansion of the Initial Project or of a new graphite deposit GRAPH-TECH will have the right to renegotiate the terms of the royalty if the commercial plant projections of a concentrate are yielding less than [TEXT DELETED] by weight of [TEXT DELETED].

            The termination of either party's participation in the Vehicle shall not affect any guarantees or other obligations of either party in respect of the Vehicle, the party, or the other party, including but not limited to the debt financing and the Offtake Contract between the Vehicle and GRAPH-TECH.

9. RIGHT OF FIRST REFUSAL. Should either party, at any time after the Development Decision has been made, wish to sell or transfer its interest in the Vehicle, it shall grant to the other party a right of first refusal as to its interest to be further defined in the Shareholders Agreement.

10. EQUITY INVESTMENT. Subject to prior receipt of regulatory approval, the Equity Investment shall be made by the purchase from Mazarin, by GRAPH-TECH, or a company to be owned by or affiliated with GRAPH-TECH, of two million (2,000,000.00) Mazarin common shares at a price provided for in Appendix B. As further consideration for the purchase, Mazarin shall simultaneously issue to GRAPH-TECH one million common share purchase warrants together with the common shares purchased. The subscription agreement in respect of the purchase (the "Subscription Agreement") shall include the terms set out in Appendix B. Mazarin shall use the proceeds from the Equity Investment to eliminate any rights currently held by the Fonds d'exploration miniere du Nouveau-Quebec or its successors and resolve any prior interest that any third party may hold in the Deposit including, but not limited to, any prior royalty interests. Mazarin shall provide a full release of any and all third party claims on the Deposit to the Vehicle and GRAPH-TECH prior to the completion of Phase 1 of the Study.

11. OFFTAKE CONTRACT. After negotiation of the Shareholders Agreement and prior to making the Development Decision, GRAPH-TECH and Mazarin shall in good faith commence the negotiation and settlement of the terms and conditions of the Offtake Contract consistent with the terms and conditions set out in Appendix C.

12. CONFIDENTIALITY AGREEMENT. The parties acknowledge that the confidentiality agreement (the "Confidentiality Agreement") between UCAR International Inc. and Mazarin, dated February 7, 2000, a copy of which is attached as Appendix A, remains in force and effect in accordance with its terms and shall apply to this Memorandum.

13. DUE DILIGENCE AND COOPERATION. Each Party and its legal and other advisers shall be entitled, commencing on the date hereof, to conduct a due diligence investigation of the other party and the Deposit to include, but not limited to legal, environmental, financial and technical due diligence. For this purpose the investigating party will be provided: i) free access to the Deposit and other assets or facilities relating to the Deposit at all reasonable times; ii) access to senior management and senior management of all assets or facilities relating to the Deposit, at all reasonable times; and iii) free access to all documentation relating to the Deposit and the investigated party at all reasonable times in the possession of the investigated party or its advisors, such information to be available in a data room at its principal office. Each Party and its legal and other advisers shall be entitled to inspect and to receive copies of all such information.

            If at anytime prior to consummation of the Subscription Agreement either party's diligence efforts reveal any material issue or any information, not previously disclosed, which could prevent, hinder or substantially increase the costs, risks or liabilities associated with the Vehicle, Deposit or development of the Deposit, that party may terminate this Memorandum and all related agreements without further obligation, except for reasonable replacement costs of Mazarin's 3 ton sample supplied for Phase One of the Study and article 14-III.

            Each Party shall also cooperate with the other in respect of all filings or other matters arising in respect of the transactions contemplated in this Memorandum, including in relation to the Investment Canada Act (Canada) and the Competition Act (Canada) or applicable securities laws.

14.         REPRESENTATIONS, WARRANTIES AND COVENANTS.

I. Mazarin hereby represents, warrants and covenants to GRAPH-TECH as follows:

      (a) Other than any rights currently held by the Fonds d'exploration miniere du Nouveau-Quebec or its successors, Mazarin holds good, marketable legal title to the Ownership Interest and all rights necessary to fully exploit the Deposit;

      (b) the Ownership Interest is free of any encumbrances, legal hypothecs, or other rights to acquire ownership interests subject to the hypothecs affecting the universality of the assets of Mazarin granted to National Bank of Canada and Fiducie du Quebec;

      (c) there are no existing or, to the knowledge of Mazarin after due investigation, pending liabilities or obligations in respect of the Deposit or the Ownership Interest, including in respect of environmental matters, other than payments due to governmental authorities or work requirements in the normal course of Mazarin's business;

      (d) Mazarin does not require any specific authorizations or consents from its shareholders or from third parties, except for regulatory approvals in due course, to execute the Memorandum or to complete the transactions contemplated hereby other than those authorizations already obtained;

      (e) the Memorandum and the transactions contemplated hereby do not contravene Mazarin's organizational documents or any other material agreements in respect of which Mazarin is a party;

      (f) there are no existing claims or, to the knowledge of Mazarin after due investigation, pending claims in connection with the Deposit or in respect of the Ownership Interest.

      (g) Mazarin shall not sell or transfer, other than to the Vehicle, the Ownership Interest without the prior written consent of GRAPH-TECH;

      (h) Mazarin shall not encumber or permit any encumbrances on or in respect of the Ownership Interest or the Deposit with the exception of any claims of Native Americans to the land on which the Deposit is located (Mazarin represents that upon its reasonable investigation and to the best of its knowledge no claims exist as of the date hereof); and

      (i) Mazarin shall fully settle and obtain the release of any prior claims on or interests in the Deposit including any interest that may currently exist or may arise in the future including, but not limited to, any royalty interest which may arise as a result of a change of the ownership of the Deposit or change of control of the Vehicle in the future

      (j) Mazarin shall transfer the Deposit to the Vehicle free of any encumbrances, legal hypothec, or other rights to acquire Ownership Interest.

II.         Representations, warranties and Covenants by GRAPH-TECH

      (a) GRAPH-TECH does not require any specific authorizations or consents from its shareholders or from third parties, except for regulatory approvals in due course, to execute the Memorandum or to complete the transactions contemplated hereby other than those authorizations already obtained; and

      (b) the Memorandum and the transactions contemplated hereby do not contravene GRAPH-TECH's organizational documents or any other material agreements in respect of which GRAPH-TECH is a party.

      (c) GRAPH-TECH does not own directly or indirectly any mining right, permit or option to buy mining rights or permits within 100 mile radius of Lac Knife.

III. The representations, warranties and covenants contained in this Memorandum shall survive the closing of the transactions contemplated in this Memorandum and continue in effect until December 31, 2002 or any later date in respect of which Extension Payments are being made pursuant to Section 5. Either party shall defend, indemnify and hold the other party harmless from and against any and all claims, actions, losses, damages, liabilities and costs that either party may incur by or as a result of any breach of the representations, warranties or covenants contained herein.

15. ANNOUNCEMENTS. The timing and content of any public announcement regarding this Memorandum or the transaction contemplated herein, shall be agreed by the parties in advance, such agreement and consent to not be unreasonably withheld. Unless otherwise agreed in writing between the parties or required by law or the rules of any stock exchange on which the securities of any of the parties are listed no further public announcement regarding this Memorandum or any matters referred to herein shall be made.

16. NOTICES. All notices shall be in writing and may be given by being delivered or sent by facsimile or mail to the authorized address (as hereinafter defined) of the party to whom the same may be addressed. No such notice shall be deemed to have been given until it is actually received by facsimile or mail at the authorized address of the party to whom it is addressed. The authorized address of each party shall be (or such other address as the relevant party may from time to time have specified by notice to the others):

      In the case of GRAPH-TECH:

                  UCAR Graph-Tech Inc.
                  11709 Madison Avenue
                  Lakewood, OH 44107
                  USA
                  Attention: President
                  Telecopier No.  (216) 529-3888

            cc:   UCAR International Inc.
                  3102 West End Avenue
                  Suite 1100

                  Nashville, TN 37203
                  USA
                  Attention: General Counsel
                  Telecopier No.       (615) 760-7785


      In the case of Mazarin:

                  Mazarin Mining Corporation Inc.
                  116, rue Saint-Pierre
                  Quebec, Canada G1K 4A7
                  Attention: President
                  Telecopier No.  (418) 694-0331

17. COSTS. Except as specifically provided in Appendix E, all costs and expenses, including legal costs and disbursements, incurred in connection with the transactions provided for in this Memorandum shall be borne by the party that incurred them.

18. ARBITRATION. Any dispute between the parties concerning any matter arising under this Memorandum including, without limitation, its validity, interpretation or performance, shall be submitted for final and binding arbitration in accordance with the provisions of this Section. Any arbitration hereunder shall be held at Toronto, Ontario, unless the parties otherwise agree to hold it elsewhere. The law to be applied in connection with the arbitration shall be the law of Ontario, including its conflict of law rules. The arbitration shall be governed by the commercial arbitration rules of Ontario or such other rules as the parties may agree and shall be conducted in the English language.

19. COUNTERPARTS. This Memorandum may be executed in counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and shall be deemed to bear date as of the date first written above.

20. GOVERNING LAW. This Memorandum evidences a binding agreement between the parties and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

21. FORCE MAJEURE. If either of GRAPH-TECH or Mazarin in the case of an obligation required to be performed by it hereunder is rendered unable wholly or in part to carry out its obligations as a result of force majeure affecting such party, the affected party shall forthwith give to the other party notice setting out all the relevant particulars, whereupon the obligations of the party shall be suspended during but no longer than the continuance of the force majeure and such further period thereafter as shall be reasonable in the circumstances. The party giving the notice shall use all reasonable diligence to avoid or overcome the cause of its/their inability to carry out its/their obligations as quickly as practicable, provided that it/they shall not be liable to settle any strike, stoppage, work ban, "go-slow", lockout or other industrial dispute or difficulty on terms not acceptable to it. In this Memorandum "force majeure" shall include:
(a) war, whether declared or not, revolution or act of public enemies; (1,) riot or civil commotion; (c) strike, lockout or stoppage, work ban or restraint of labour, "go-slow" or other industrial dispute or difficulty; (d) act of God; (e) fire, flood, unusual severe weather, earthquake and washaway; (f) act or restraint of any government or governmental or semi-governmental authority; (g) any other cause not reasonably within the control of the party and/or affiliate affected.

22. CANADIAN DOLLARS. Unless otherwise specifically stated, references to "$" or "dollars" herein shall mean Canadian dollars.

23. ENGLISH LANGUAGE. The parties have expressly required that this Memorandum and all documents and notices relating hereto be drafted in English. Les parties aux presentes ont expressement exige que la presente convention et tous les documents et avis qui y sont afferents soient rediges en anglais.

24. ENTIRE AGREEMENT. This Memorandum, together with any agreements and other documents to be delivered pursuant hereto, including the Confidentiality Agreement, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the parties. There are no representations, warranties, conditions, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Memorandum.

25. FURTHER ASSURANCES. Each party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Memorandum.

26. ASSIGNMENT. Neither party may assign any right, benefit or interest in this Memorandum without the written consent of the other party, such consent not to be unreasonably withheld, and any purported assignment without such consent will be void. Notwithstanding the foregoing, upon notice to the other party, either party may assign any benefit of this Agreement to an Affiliate of the assignor without the other party's consent. Affiliate means a company that directly or indirectly controls, is under common control with, or is controlled by the assignor, and for the purposes hereof, a company will be deemed to control a corporation if

            (a) securities of the corporation to which are attached more than 50% of the votes that may be cast to elect directors of the specified corporation or other rights to elect a majority of the directors are held, other than by way of security only, by or for the benefit of the corporation, and

            (b) the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the corporation.

27. RIGHT OF FIRST REFUSAL ON FUTURE PROPERTIES. Each party shall grant to the Vehicle a right of first refusal (or the opportunity to acquire on the same terms available to that party in the case of any mineral or surface right, title or interest not presently held) in respect of any graphite properties in addition to the Ownership Interest within a 100 mile radius of the Deposit ("Future Properties"). Should the Vehicle elect to exercise its rights with regard to a Future Properties, the Vehicle shall reimburse the party transferring the rights for any costs incurred in identifying, proving and acquiring such Future Properties.

28. The cost of acquiring (maximum of Can$40,000), within 100 miles of the Deposit, new exploration and surface permits by Mazarin during the three months prior to the execution of this Memorandum for transfer to the Vehicle as per article 1 shall be split 60% to GRAPH-TECH and 40% to Mazarin.

IN WITNESS WHEREOF the parties hereto have executed this Memorandum of Understanding as of the date first above written.

                                    UCAR GRAPH-TECH INC.

                                    Per:  /s/ John J. Wetula
                                          -------------------------------------
                                          (Authorized Signature)

                                          President
                                          -------------------------------------
                                          (Position)

                                    Per:  /s/ Terry W. Wilkinson
                                          -------------------------------------
                                          (Authorized Signature)

                                          Operations Manager
                                          -------------------------------------
                                          (Position)

                                    MAZARIN MINING CORPORATION INC.

                                    Per:  /s/
                                          -------------------------------------
                                          (Authorized Signature)

                                          President and Chief Executive Officer
                                          -------------------------------------
                                          (Position)
                                    Per:  /s/
                                          -------------------------------------
                                          (Authorized Signature)

                                          Special Adviser
                                          -------------------------------------
                                          (Position)

                                   APPENDIX A

                            CONFIDENTIALITY AGREEMENT

                             DATED FEBRUARY 7, 2000

                                   [attached]

                            CONFIDENTIALITY AGREEMENT

      This Agreement is made this ___ day of February 2000, by and between UCAR International Inc. and its affiliates and Mazarin Mining Corporation Inc. and its affiliates.

      1. The recipient of confidential information ("Recipient") agrees to maintain in confidence and not disclose to third parties, without the prior written permission of the disclosing party, or except as otherwise permitted herein, any information provided by the disclosing party to Recipient (whether in oral or written form), including, but not limited to, business plans and business prospects, financial information, sales, sales categories, operating methods, inventory, gross margin, profit, expense or other data, reports, surveys or similar information (hereinafter referred to as "Confidential Information"), provided that Confidential Information which is the subject of this Agreement (a) which is in writing shall be designated as confidential by marking on the document that the information is "Confidential" prior to delivery of the document to Recipient and (b) which is delivered orally by the disclosing party to Recipient shall be identified as confidential at the time it is given to Recipient

      2. Recipient agrees to use the Confidential Information only for the purpose of evaluating a potential business relationship with and for the benefit of the disclosing party and for no other purpose.

      3. The obligations of this Confidentiality Agreement shall apply to Confidential Information disclosed prior to the date of this Agreement, provided that such information was properly designated as "Confidential" at the time of disclosure, as well as to that hereinafter disclosed.

      4. Notwithstanding anything in this Confidentiality Agreement to the contrary, Recipient shall not be restricted from using or required to keep confidential any data which:

            a)    is already available or known to the public;

            b) becomes available or known to the public through no fault of Recipient or Recipient's agents, employees, and associates;

            c) is already known to Recipient at the time the Confidential Information was received from the disclosing party as can be shown by written evidence; or

            d) lawfully becomes available to Recipient from a third party who is not known by Recipient to be under any obligation of confidentiality with the disclosing party or its affiliates, with respect to the Confidential Information;

      5. Recipient agrees not to make additional copies of the Confidential Information except as directly needed to perform the agreed work.

      6. Notwithstanding the above, Recipient may disclose the Confidential Information to those of its agents and employees bound by terms of confidentiality at least as restrictive as those setout in this agreement. Recipient agrees that the Confidential Information will be disclosed only to those of its employees and agents having a need to know the Confidential Information for the purpose of evaluating the potential business relationship with the disclosing party.

      7. The original and all copies of the Confidential Information supplied by the disclosing party to Recipient, or made by Recipient, shall remain the property of the disclosing party and shall be promptly returned to the disclosing party or destroyed at the disclosing party's request, except to the extent Recipient is required to retain a copy by law, rule or regulation.

      8. Recipient agrees to indemnify and hold the disclosing party harmless from any loss, damages, or expenses (including reasonable attorneys' fees and costs) caused by or arising out of Recipient's breach of its obligations under this Confidentiality Agreement. In the event Recipient is requested, including the request of any governmental or regulatory authority or self-regulatory organization, or required (by oral questions, interrogatories, requests for information or documents, subpoena, or some other process) to disclose any of the Confidential

Information, it is agreed that Recipient shall, to the extent practicable under the circumstances and not prohibited by applicable law, rule or regulation, provide the disclosing party with prompt written notice of such request(s) so that the disclosing party shall have the opportunity to seek an appropriate protective order and/or waive compliance by Recipient with the requirements of this Confidentiality Agreement. In the event that such protective order or other remedy is not obtained or that the disclosing party waives compliance with the provisions hereof, (a) Recipient may disclose to any requesting person or tribunal only that portion of the Confidential Information which Recipient believes in good faith is legally required to be disclosed, and shall exercise its best efforts to obtain assurance that confidential treatment will be accorded such, and (b) Recipient shall not be liable for any such disclosure.

      9. No failure or delay by the disclosing party in exercising any right, power or privilege under this Confidentiality Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege.

      10. Recipient agrees that the disclosing party, without prejudice to any rights to judicial relief the disclosing party may otherwise have, shall be entitled to seek equitable relief, including an injunction, in the event of any breach by Recipient of the provisions of this Confidentiality Agreement. Recipient also agrees that it will not seek' and agrees to waive any requirement for the securing or posting of a bond by the disclosing party in connection with the disclosing party obtaining such injunctive relief.

      11. This Confidentiality Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles.

      12. MI obligations under this Agreement shall terminate three years from the date of last disclosure.

      13. This Agreement shall be deemed to be the complete agreement of the parties concerning the subject matter herein and shall supersede any prior such agreements or the non-disclosure terms in any agreement between the parties which may be in conflict with the terms stated herein. No amendment or modification to this Confidentiality Agreement shall be effective unless it is in writing, and signed by duly authorized representatives of both parties.

      IN WITNESS WHEREOF, the parties hereby indicate their acceptance of the terms stated herein by the signatures of their authorized representatives.

MAZARIN                                     UCAR INTERNATIONAL INC.

MAZARIN MINING CORPORATION INC.             UCAR INTERNATIONAL INC.

By:                                         By:
      -----------------------------------        -------------------------------

Name:                                       Name:
        ---------------------------------          -----------------------------

Title:                                      Title:
       ----------------------------------         ------------------------------

Date:                                       Date:
       ----------------------------------         ------------------------------

                                   APPENDIX B

                         TERMS OF SUBSCRIPTION AGREEMENT



ISSUER:                  Mazarin

PURCHASER:               GRAPH-TECH

OFFERING:                Private placement from treasury of two million
                         (2,000,000.00) Mazarin common shares. As further consideration for the private placement Mazarin shall issue to GRAPH-TECH one million common share purchase warrants.

PRICE: The Price for each share including the warrants as described below, shall be $1.09 per share, payable upon execution of the Subscription Agreement.

USE OF PROCEEDS:         Working capital.

LISTING: The shares, including the shares underlying the warrants, will be listed on the Toronto Stock Exchange.

RESTRICTIONS ON TRANSFER:     SUBJECT TO ALL APPLICABLE HOLD PERIODS PROVIDED
                         FOR BY THE QUEBEC SECURITIES ACT, GRAPH-TECH SHALL
                         AGREE:

                              a). to not sell or transfer more than 200,000-
                        Mazarin common shares in any one calendar month, without first providing Mazarin with the opportunity to buy or arrange for the sale of those shares in excess of 200,000 ("Excess Shares") pursuant to the following terms:

                              i).   GRAPH-TECH shall provide Mazarin with
                        written notice stating the number of Excess Shares that it intends to transfer and the minimum price;

                              ii). Mazarin shall use reasonable efforts to purchase or arrange for the sale of the Excess Shares at the minimum price within 10 days following receipt of the notice;

                              iii). If Mazarin does not purchase or arrange for
                        the sale of the Excess Shares within that 10 day period, then GRAPH-TECH may transfer the number Excess Shares setout in the notice without restriction.

                              b). If at any time the total number of Mazarin
                        shares held by GRAPH-TECH is less than 200,000 then all restrictions shall be extinguished and this section shall cease to apply.

                              c). GRAPH-TECH may encumber any or all Mazarin
                        shares at any time so long as the mortgagee or lienholder takes the security interest subject to the terms of the Subscription Agreement.

                              d). GRAPH-TECH may assign any or all Mazarin
                        shares to an Affiliate (as defined in the Memorandum) at any time so long as the assignee takes its interest subject to the terms of the Subscription Agreement.

CLOSING DATE:            The lesser of 45 days from the date of execution of
                         the Memorandum or as may be required by the Toronto
                         Stock Exchange. The Closing shall be conditional on the results of the due diligence contemplated in the Memorandum of understanding which shall be limited to 45 days from the date of execution of the Memorandum

COMMISSION:              None.

WARRANTS:                Subject to regulatory approval, exercisable at any
                         time for a period of 3 years from the Closing Date at an exercise price of $1.50 per share. Each
                         Warrant shall entitle the holder thereof to purchase at its option at any time during a period of 3 years from the Closing Date, one share at a price of $1.50 per share, subject to anti-dilution provisions to be included in the definitive documentation

ANTI-DILUTION:           Subject to regulatory approval, GRAPH-TECH shall
                         have the right; but not the obligation to maintain its percentage equity interest in Mazarin in respect of all future public or private issuances of equity of Mazarin from treasury for cash. The price to GRAPH-TECH shall be equal to the offer price less any commission that would otherwise be payable in respect of the offering. The Subscription Agreement shall include normal protections against consolidation, splits and certain transactions outside the normal course of business.

DOCUMENTATION:           Subscription Agreement including customary
                         representations, warranties and covenants and documentation required by the exchanges and securities regulatory authorities. GRAPH-TECH shall not be required to execute any documentation which would not normally be required of a foreign-based purchaser.

                                   APPENDIX C



                             OFFTAKE CONTRACT TERMS



SELLER:                  Vehicle

BUYER:                   GRAPH-TECH

MATERIAL:                Graphite delivered to GRAPH-TECH's specifications,
                         attached hereto.

TERM: A long-term contract for the duration of the Initial Project commencing with start-up of commercial production. Commercial production shall be considered to commence on the date the Vehicle Operations have been in continuous operation for three months at 50% of its designed capacity.

QUANTITY:                Subject to "Third Party Sales" below, GRAPH-TECH to
                         have the right to the entire production of graphite.

SHIPMENTS:               As needed by GRAPH-TECH.

DELIVERY:                FOB Mine Site, in one-tonne sacks.  GRAPH-TECH may
                         also request delivery to other ports, subject to Vehicle's approval, not to be unreasonably withheld, it being understood that any increased costs resulting therefrom will be for GRAPH-TECH's account. GRAPH-TECH and the Vehicle will work together to reduce shipping, packaging and handling costs.

THIRD PARTY SALES:       Beginning on the earlier of i) the commencement of
                         commercial production or ii) January 1, 2004, and for five years thereafter (the "Initial Period"), GRAPH-TECH would agree t& allow sales to third parties under the following conditions:

                  1. GRAPH-TECH has first priority to all graphite available through the Vehicle and the Vehicle shall sell only capacity in excess of GRAPH-TECH's requirements to third parties.

                  2. GRAPH-TECH would be granted most favored customer status among its competitors and other producers of exfoliated graphite flake.

                  3. GRAPH-TECH will work with the Vehicle to establish avenues for sale of the mesh sizes not useable by GRAPH-TECH.

PRICE: During the Initial Period, prices payable by GRAPH-TECH in United States Dollars shall not exceed ("Maximum Prices"):

                  -     US$[TEXT DELETED] per tonne for [TEXT DELETED]
                  -     US$[TEXT DELETED] per tonne for [TEXT DELETED]
                  -     US$[TEXT DELETED] per tonne for [TEXT DELETED]

                        The above Maximum Prices CIF Cleveland to be adjusted to reflect a deduction of all delivery costs including but not limited to freight, insurance, duty, etc.. (currently estimated to be C$[TEXT DELETED] per tonne) for conversion to FOB Mine site prices.

                        If, after the Initial Period, world market prices are at least [TEXT DELETED]% higher or lower than the Maximum Prices, the parties will negotiate an agreement to gradually increase or decrease the price over a five year period to bring the price in line with world market price less [TEXT DELETED]%. In no event will the prices be increased more than [TEXT DELETED]% above the Maximum Prices before December 31, 2020.

PAYMENT TERMS:           Net 30 days or as otherwise agreed.

OTHER DEPOSITS:          The Vehicle will agree to extend the contract to
                         cover any other deposits it may develop or produce within 100 miles of the Deposit.

OTHER TERMS & CONDITIONS: Graph-Tech Standard Terms and Conditions, attached.

                                  APPENDIX "C"

                                   ATTACHMENT

                             Natural Graphite Flake

All products shall be shipped in 1 metric ton (approximate) bulk sacks with a 14-inch diameter bottom spout. The sacks will be palletized, shrink wrapped, and banded. The sacks and pallets will be returned on shrink-wrapped pallets for recycling.

Each sack will be identified with grade and lot numbers. Net weight will be on the tag for each sack.

The actual screen analysis and carbon content for each sack will be reported for each shipment. SPC charts for sizing and carbon content will be presented monthly.

All products will have:

                          Carbon content  [TEXT DELETED]% minimum
                          Moisture content[TEXT DELETED]% maximum

Size requirement [TEXT DELETED] are as follows:

      1.    [TEXT DELETED]                U.S.  Standard Screens

            [TEXT DELETED]

      2.    [TEXT DELETED]

            [TEXT DELETED]    [TEXT DELETED]
            [TEXT DELETED]    [TEXT DELETED]

      3.    [TEXT DELETED]

            [TEXT DELETED]    [TEXT DELETED]
            [TEXT DELETED]    [TEXT DELETED]

                                   APPENDIX D

             LEGAL DESCRIPTION OF DEPOSIT AND ADDITIONAL PERMITS
                         COLLECTIVELY REFERRED TO AS THE
             OWNERSHIP INTEREST TO BE TRANSFERRED IN THE VEHICLE


1. The Deposit which includes mining rights, subject to exclusion in Article 3 below, for the area shown and surrounded by a heavy black line on Fig. 2 and described as follows:

      (i)   covered by the claims number 4660-313, 4660-303, 4660-292,
            4660-275, 4660-241, 4660-234, 4660-235, 4660-312, 4660-302,
            4660-291, 4660-274, 4660-263, 4660-252, 4660-233, 4537-393,
            4537-394, 4660-311, 4660-301, 4660-285, 4660-273, 4660-262,
            4660-251, 4660-232, 4537-395, 4537401, 4660-305, 4660-295,
            4660-284, 4660-272, 4660-261, 4660-245, 4660-231, 4537402,
            4537403, 4537-404, 4660-304, 4660-294, 4660-283, 4660-271,
            4660-255, 4660-244, 4660-225, 4537-405, 4735-351, 4735-352,
            4735-353, 4660-293, 4660-282, 4660-265, 4660-254, 4660-243,
            4660-224, 4660-222, 4537-354, 4537-355, 4537-361, 4660-281,
            4660-264, 4660-253, 4660-242, 4660-223, 4660-221, 4537-362,
            4537-363, 4537-364, 4660-171, 4537-365, 4537-371, 5192-764, and

      (ii) the Pending Mining Exploration Permit immediately south of claim 5192-751 and north of claim 5192-764, but excluding the area east of the east edge of the lake, and

      (iii) the north portion of Lac Knife and the area included between the lake and the claims 4660-235,4537-394 and 4537401.

2.    Additional Permits

            The Additional Permits consist on the rights to explore only for graphite and mine only graphite and associated minerals and metals contained in economical graphite deposits in the following areas:

      (i)   claims 5192-739, 5192-740, 5192-741, 5192-744, 5192-743, 5192-742,
            5192-745, 5192-746, 5192-747, 5192-750, 5192-749, 5192-748,
            5192-751, 5192-752, 5192-753, 5192-754, 5192-757, 5192-756,
            5192-755, 5192-758, 5192-759, 5192-760, 5192-763, 5192-762,
            5192-761, 5192-765, 5192-766, 5192-767, 5192-768, 5192-770, 5192-769
            shown on fig. 1 and 2;

      (ii)
            - mining Exploration Permit #1512 (shown on fig. 1), but excluding the portion included in the Deposit and as shown in article 1 above;

            - all Pending Mining Exploration Permits not included in the Deposit and as shown on fig. 1 and 2;

            - all other Pending Mining Exploration Permits within 100 miles of the deposit and applied for by Mazarin before execution of this Memorandum of Agreement;

      (iii) the Pending Surface Minerals License shown on PRS location maps (figure 3) and not included in the Deposit.

3. Exclusion - Rights not transferred in the Vehicle

      It is understood that in the areas covered by the Deposit and by Additional Permits, Mazarin retains all exploration and mining rights for all minerals and metals except graphite and minerals and metals inside mining areas of known economical graphite deposits.

4. Rights held by the Fonds d'exploration miniere du Nouveau-Quebec

      On June 24, 1987, Mazarin entered into an agreement with Le Fonds d'exploration miniere du Nouveau-Quebec Inc. (le <<Fonds>>) regarding the exploration and the development of mining properties, including the deposit. According to this agreement, each party will acquire undivided rights in the mining properties in accordance with the amounts invested for the development of such properties. However, if the undivided rights of a party become less that 10%, then the undivided rights of such party will be transferred to the other party. in return, the party which received the undivided rights shall pay to the other party a royalty of 1% of the net profit from the commercial exploitation of the mining properties for each 1% individed rights transferred.

      To fund its joint investment with Mazarin, the Fonds entered, on March 28, 1990, into an agreement with the Ministere de l'E'nergie et des Ressources and the Office de la Planification et du De'veloppement du Quebec. This agreement provided that the Government of Quebec may acquire an interest in the mining properties acquired by the Fonds.

      Mazarin intends to settle and obtain the releases of any prior claims or interests in the Deposit.

                                   APPENDIX E

                                    TIMETABLE

Phase One - pre-evaluation stage

1. Mazarin shall make available to GRAPH-TECH an approximately 3 ton sample of existing, Mazarin held natural graphite flake. Sample specification: approximately one-third of the sample is to be [TEXT DELETED]; one-third of the sample to be [TEXT DELETED]; and one-third of the sample to be [TEXT DELETED]. Carbon content of the samples to be as is in the existing material SAMPLE AVAILABLE WITHIN 7 DAYS OF EXECUTION OF THIS MEMORANDUM.

2.    GRAPH-TECH completes testing of sample material. APPROXIMATE COMPLETION
      DATE: 8-15-00.


PHASE TWO - bulk sample stage

1. GRAPH-TECH receives a minimum of 30 tons each of "run of mine": [TEXT DELETED]; [TEXT DELETED]; [TEXT DELETED] natural graphite flake. Carbon content of the bulk samples to be [TEXT DELETED] minimum, average of [TEXT DELETED]. All product generated in producing these samples is included in product shipped to GRAPH-TECH. Receipt by 1-1-01.

2.    GRAPH-TECH completes testing of bulk sample. Approximate completion date:
      4-1- 02.

PHASE THREE - feasibility study

1. Feasibility study shall mean a study of such detail and scope as to be acceptable to a bank or other financial institution for the purpose of providing financing for the establishment and carrying out of the proposed operations.

2. APPROXIMATE COMPLETION DATE: 12-31-02.

                                   SCHEDULE A
                       TO THE MEMORANDUM OF UNDERSTANDING
                            MADE AS OF APRIL ___,2000
                 BETWEEN UCAR GRAPH-TECH INC. ("GRAPH-TECH")
               AND MAZARIN MINING CORPORATION INC. ("MAZARIN")

                       SHAREHOLDERS AGREEMENT - TERM SHEET


The parties to the Memorandum of Understanding acknowledges that the Shareholders Agreement for the Vehicle, to be executed between them upon completion of Phase I of the Study, shall include, without limitation, the following elements:


MISSION OF THE VEHICLE

GRAPH-TECH shall be the long term preferred customer of the Vehicle. The Vehicle will operate on a sound commercial basis as a profit centre, and will pursue other business opportunities which may include the exploration for and the mining of graphite around Lac Knife in order to increase graphite production and sales for the benefit of its shareholders.

BOARD OF DIRECTORS AND COMMITTEE OF THE VEHICLE AND ITS SUBSIDIARIES

-     Board of five (5) members;

- initial representation to the Board to be allocated as follows: three (3) directors to be designated by Graph-Tech and two (2) directors to be designated by Mazarin. Should either party's interest be diluted or terminated pursuant to the Memorandum of Understanding, that party's representation to the Board shall be redistributed on a proportional basis to reflect the number of voting shares of each party Each party shall retain a minimum of one (1) member so long as it retains a minimum of a 10% equity interest in the Vehicle; and

-     minimum number of one (1) meeting per quarter.

ASSIGNMENT OF INTEREST

No party may assign its interest in the Vehicle without either the prior consent of the other party or in accordance with the right of first refusal or as otherwise provided for in the Shareholders Agreement. No consent will be required for an assignment by a party of its participation in the Vehicle in favour of an affiliate (as such term is defined in the Memorandum of Understanding).

EQUITY FUNDING PREEMPTIVE RIGHT

Each party shall contribute to the equity of the Vehicle as per the terms of the Memorandum of Understanding. Thereafter, each party shall have the right to subscribe in preference to any other person to any new issue of shares (over and above their Remaining Equity Financing obligations) in proportion of their participation in the equity of the Vehicle at such time.

RIGHT OF FIRST REFUSAL

A party may not transfer, cede or otherwise assign its participation in the Vehicle without having previously offered within and subject to an agreed decision period, said participation to the other party on the equivalent terms and conditions as those contained in the proposed transfer, cession or assignment.

CONDUCT OF BUSINESS

Each of the following decisions shall only be approved by the vote of a special majority [75%] of the members of the Board, namely:

-     the sale or other disposal of any material assets of the Vehicle;

- the filing of a notice of intention, of a proposal or of any assignment of assets of the Vehicle or any other act done by the Vehicle under any law with respect to bankruptcy or insolvency, including the nomination of a trustee or a receiver to the assets of the Vehicle as well as any decision relating to the winding-up or dissolution of the Vehicle;

- a material change in the mission of the Vehicle or the moving of the head office of the Vehicle or of its principal place of business outside of the Province of Quebec;

- the execution of any contract with a party who is related to the Vehicle or to any of the parties with the exception of the Offtake Contract with Graph-Tech or its affiliate; and

- generally, any operation or transaction outside the normal course of business of the Vehicle.

Rights to explore, develop and mine additional graphite deposits on Additional Permits

If after 3 years from the date the Vehicle begins commercial production, or less than 3 years if the Vehicle has a positive cash flow, the Vehicle determines that it is not interested in exploring for and or developing another graphite deposit, so long as Mazarin maintains a 10% equity interest in the Vehicle, Mazarin will have the right to proceed on its own or with a partner on any land covered by Additional Permits (wholly outside the Deposit). In such case, Mazarin will not have to pay consideration to the Vehicle for Additional Permits.

Mazarin shall keep the Vehicle's Board of directors apprised of all reports concerning progress on the exploration, development and feasibility study.

At any time, but not later than three months after completion of a feasibility study (as per Phase Three of the M.O.U.) on the New Deposit, the Vehicle will have the following choices:

1. The Vehicle may require Mazarin to transfer the New Deposit back to the Vehicle and the Vehicle shall pay to Mazarin a price to repurchase the rights in the New Deposit based on the following formula:

      $2 million for the first $1 million expended by Mazarin on exploration and development for graphite on all the Additional Permits, plus $3 million for the next $1 million expended and plus $5 for each additional dollar expended in excess of $2 million; or to

2. let Mazarin proceed to production if it so wishes (on its own or with a partner) and in exchange Graph-Tech would acquire a right to purchase at market price all graphite produced from the New Deposit.

PIGGY-BACK RIGHTS

Should a party receive an offer to sell its interest in the Vehicle to a third party which would result in a change of control of the Vehicle, the other party may require, rather than exercising its right of first refusal, the sale of its participation in the Vehicle to said third party on the same terms and conditions than the one contained in the offer of said third party.

COMPULSORY SALE

Should a party become bankrupt or insolvent or benefits from the protection of any law relating bankruptcy or insolvency, that party shall grant an irrevocable option to the Vehicle or the other party, as the case may be, to purchase all of its participation in the Vehicle at a price equal to its book value at such time.

As otherwise provided in the Memorandum of Understanding.

CONVERSION OF MAZARIN PARTICIPATION INTO A ROYALTY PAYMENT

As per the terms of the Memorandum of Understanding.

DISPUTE RESOLUTION

Provisions to be similar to the provisions of the Memorandum of Understanding.

OTHER PROVISIONS

Usual terms and conditions of a shareholders' agreement including provisions for the delivery of financial information on a regular basis to the shareholders.


                                                   TABLE OF CONTENTS

                                                                                                                   PAGE
PART 1 DEFINITIONS AND INTERPRETATION...........................................................................    2

DEFINITIONS.....................................................................................................    2

INTERPRETATION..................................................................................................    5

SCHEDULES.......................................................................................................    6

PART 2 SALE OF MATERIALS........................................................................................    6

MATERIALS SALE..................................................................................................    6

SUPPLIER EVALUATION SYSTEM......................................................................................    6

MOST FAVOURED CUSTOMER..........................................................................................    7

FIRST YEAR FORECAST AND PRICING.................................................................................    7

FUTURE FORECASTS AND PRICING....................................................................................    7

DELIVERY OF MATERIALS...........................................................................................    8

LICENSE TO USE OF MATERIALS.....................................................................................    8

IMPROVEMENTS TO MATERIALS.......................................................................................    8

PART 3 CONDITIONS OF SALE.......................................................................................    9

SALES/PURCHASE ORDER CONDITIONS.................................................................................    9

EFFECT OF PURCHASE ORDER TERMS AND CONDITIONS...................................................................   17

REVISED PURCHASE ORDER TERMS AND CONDITIONS.....................................................................   17

PART 4 PRICE OF THE PRODUCTS....................................................................................   18

PRICE    .......................................................................................................   18

PART 5 GRANT OF LICENSE.........................................................................................   18

GRANT OF CESSATION LICENSE......................................................................................   18

GRANT OF DEFAULT LICENSE........................................................................................   18

LICENSE RESTRICTIONS............................................................................................   19

TECHNOLOGY TRANSFER.............................................................................................   19

FURTHER ASSURANCES FOR LICENSED MATERIALS.......................................................................   19

SURVIVAL OF PART 5 PROVISIONS...................................................................................   19

PART 6  CONFIDENTIALITY.........................................................................................   20

CONFIDENTIALITY OBLIGATIONS.....................................................................................   20

EXCEPTIONS FOR CONFIDENTIALITY..................................................................................   20


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

                                                   TABLE OF CONTENTS
                                                      (Continued)
                                                                                                                   PAGE
EMPLOYMENT RELATIONS............................................................................................   21

REASONABLE RESTRICTION..........................................................................................   21

MUTUAL SECRECY AGREEMENT AND COLLABORATION AGREEMENT............................................................   21

SURVIVAL OF PART 6 PROVISIONS...................................................................................   21

PART 7 DISPUTE RESOLUTION.......................................................................................   22

INITIATION OF PROCESS...........................................................................................   22

REFERRAL TO CHIEF EXECUTIVE OFFICERS............................................................................   22

SUBMISSION TO ARBITRATION.......................................................................................   22

ACCEPTANCE AND IMPLEMENTATION...................................................................................   22

PLACE OF ARBITRATION............................................................................................   22

LEGAL PROCEEDINGS...............................................................................................   22

EXCLUSIONS......................................................................................................   22

PART 8 TERM AND TERMINATION.....................................................................................   23

TERM............................................................................................................   23

TERMINATION FOR DEFAULT.........................................................................................   23

NO PREJUDICE....................................................................................................   23

NO FURTHER OBLIGATIONS..........................................................................................   23

PART 9 MISCELLANEOUS............................................................................................   24

MODIFICATIONS, APPROVALS AND CONSENTS...........................................................................   24

FURTHER ASSURANCES..............................................................................................   24

ENTIRE AGREEMENT................................................................................................   24

NOTICES..........................................................................................................  24

DEEMED RECEIPT..................................................................................................   25

CHANGE OF ADDRESS...............................................................................................   25

ENUREMENT.......................................................................................................   25

APPLICABLE LAW..................................................................................................   25

ATTORNMENT......................................................................................................   25

JUDGMENT CURRENCY...............................................................................................   25

FORCE MAJEURE...................................................................................................   26

SEVERABILITY....................................................................................................   26

                                                   TABLE OF CONTENTS
                                                      (Continued)
                                                                                                                   PAGE
COUNTERPARTS....................................................................................................   26

ASSIGNMENT......................................................................................................   26

NO PARTNERSHIP..................................................................................................   27


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